Exhibit 99.1

Watsco Reports 2009 First Quarter Results

MIAMI, FLORIDA, May 4, 2009 – Watsco, Inc. (NYSE:WSO) today reported its results for the first quarter ended March 31, 2009. Watsco is the largest independent distributor of air conditioning, heating and refrigeration products.

First Quarter Results

Revenues for the quarter were $291 million, a 23% decline over 2008. Sales results were impacted by the economic environment, especially during the seasonally slower first quarter, and include a 22% decrease in the sale of air conditioning equipment (42% of sales), a 26% decrease in other HVAC products (45% of sales) and an 18% decrease in the sale of refrigeration products (13% of sales). Revenues were also impacted by pricing and gross margin pressure on certain commodity products (13% of sales) as well as notable weakness in the Company’s western operations (10% of sales). Combined, these two factors represented 42% of the first quarter sales decline and affected earnings per share by approximately 23 cents. Sales results experienced an improving revenue mix of high-efficiency and environmentally-sensitive air conditioning and heating systems.

Gross profit was $74 million, a 24% decline versus last year, and gross profit margin was 25.5% versus 25.8% in 2008. Gross profit margin increased 30 basis-points to 26.3% versus 26.0% in 2008 excluding the impact of certain commodity-based products. Selling, general & administrative (SG&A) expenses were $76 million, an 11% decline as compared to first quarter 2008. Operating loss was $1.6 million. Interest expense declined 45% to $.3 million on 61% lower average daily borrowings. The net loss for the first quarter was $1.2 million, or 4 cents per share.

These operating results include the benefit of profit-improvement activities implemented during 2008 that included programs to enhance gross profit margin, facility rationalization, cost reductions and other efficiency initiatives. In light of the unprecedented market environment, the Company accelerated cost reduction activities during the first quarter of 2009 in addition to those implemented during 2008 and estimates another $25 to $30 million of cost reductions within the next 12 to 18 months.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer, stated, “The economic environment continued to take its toll on the seasonally slower first quarter. We are pleased with the continued improvement in sales mix of more energy-efficient and environmentally friendly products in this current market environment. We anticipate this trend will continue as we move into the replacement season during the summer months. We will continue to execute additional profit enhancement activities as we navigate through this challenging time.”

It is important to note the first and fourth quarters of each calendar year are the seasonal low points for sales and profits; accordingly, the Company’s financial results are disproportionately affected by the impact of homebuilding and general economic conditions during these periods.

Cash Flow and Dividends

During the first quarter, Watsco generated $13 million of operating cash flow versus $21 million in 2008. Over the last 12 months, operating cash flow was $105 million and free cash flow (operating cash flow less capital expenditures) was $101 million.

Dividends of $13 million were paid during the quarter. The current quarter dividend rate was raised 7% to 48 cents per share during April 2009. Watsco has paid dividends every quarter for over 30 years, and more recently has established a consistent track record of paying increasing dividends.

Mr. Nahmad added, “Once again we produced strong cash flow, allowing shareholders to participate directly through increasing dividends. Since 2000, our cumulative operating cash flow was approximately $625 million compared to net earnings of approximately $440 million, surpassing by far our stated goal of generating cash flow greater than net income.”

Conference Call

Watsco is hosting a conference call to discuss its first quarter earnings results today at 11:00 a.m. (EDT). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number is (866) 740-9405. Please call five to ten minutes prior to the scheduled start time as the number of telephone connections is limited.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 412 locations serving over 40,000 customers in 34 states. Watsco’s strategy provides the products, support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC/R contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on its website at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

Quarters Ended March 31, 2009 and 2008

(In thousands, except per share data)

(Unaudited)

	2009	2008
Revenues	$291,343	$380,399
Cost of sales	217,109	282,395

Gross profit	74,234	98,004
Gross profit margin	25.5%	25.8%

SG&A expenses	75,796	85,178

Operating (loss) income	(1,562)	12,826
Operating margin	(0.5)%	3.4%

Interest expense, net	328	595

(Loss) income before income taxes	(1,890)	12,231
Income tax benefit (expense)	718	(4,587)

Net (loss) income	$(1,172)	$7,644

(Loss) earnings per share for Common and Class B common stock:
Basic	$(0.04)	$0.29

Diluted	$(0.04)	$0.28

Weighted-average Common and Class B common shares and equivalent shares used to calculate (loss) earnings per share:
Basic	26,673	26,278
Diluted	26,673	27,564

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2009	December 31, 2008
	(Unaudited)
Cash and cash equivalents	$45,743	$41,444
Accounts receivable, net	135,959	151,317
Inventories	260,297	250,914
Other	14,317	13,028

Total current assets	456,316	456,703

Property and equipment, net	23,485	24,209
Other	234,390	235,149

Total assets	$714,191	$716,061

Accounts payable and accrued expenses	$112,201	$107,556
Current portion of long-term obligations	256	268

Total current liabilities	112,457	107,824

Borrowings under revolving credit agreement	20,000	20,000
Deferred income taxes and other liabilities	19,314	17,577

Total liabilities	151,771	145,401

Shareholders’ equity	562,420	570,660

Total liabilities and shareholders’ equity	$714,191	$716,061

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